                                                                    EXHIBIT 99.2

                            LOCK-UP LETTER AGREEMENT

LEHMAN BROTHERS INC.
As Representative of the
 several underwriters
c/o LEHMAN BROTHERS INC.
Three World Financial Center
New York, NY 10285

Dear Sirs:

       The undersigned understands that you and certain other firms propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you and such other firms (the "Underwriters") of shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Rosetta Inpharmatics, Inc. (the "Company") and that the Underwriters propose to reoffer the Shares to the public (the "Offering").

       In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Lehman Brothers Inc., the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Stock (other than the Shares) owned by the undersigned on the date of execution of this Lock-Up Letter Agreement or on the date of the completion of the Offering, or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, for a period of 180 days after the date of the final prospectus relating to the Offering.

       In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

       Notwithstanding the foregoing, if the undersigned is an individual, he may transfer any or all of the shares subject to this agreement either during his or her lifetime or on death by gift, will or intestate succession to his or her immediate family or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family: and if the undersigned is a partnership, the partnership may transfer any of the shares subject to this agreement to a partner of such partnership who is an individual and who retires after the date hereof, or to the estate of any such individual retired partner, and any partner who is an individual may transfer the shares subject to this agreement by gift, will or intestate succession to his or her immediate family; provided, however, that in any such case it shall be a condition to the transfer that the transferor provide written notice to Lehman Brothers Inc. in advance of any such transfer and that the transferee execute an agreement stating that the transferee is receiving and holding the shares subject to the provisions of this agreement, and there shall be no further transfer of such shares except in accordance with this agreement.

     It is understood that, if the Company notifies the undersigned that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the undersigned will be released from the undersigned's obligations under this Lock-Up Letter Agreement.

     The undersigned understands that the Company and the Underwriters will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

     This agreement shall lapse and become null and void if the Offering is not completed on or before August 31, 2000.

                                        Very truly yours,


                                        VULCAN VENTURES INC.
                                        ---------------------------------
                                        (Print Name of Security Holder)


                                        By: /s/ WILLIAM D. SAVOY
                                           ------------------------------
                                           (Signature of Security Holder)


                                        Title (if appropriate): President
                                                               ----------

Dated: May 18, 2000
       ------------


                                       2